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Mesa Energy Holdings, Inc. Provides Test Results on the Reisdorf Unit #1

Press Release Source: Mesa Energy Holdings, Inc. On Monday June 7, 2010, 9:30 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, has successfully re-completed and tested the Reisdorf Unit #1 well in its Java Field prospect located in Wyoming County, New York and has turned the well to sales.

The Reisdorf Unit #1 in the northern portion of the Company’s Java Field has been successfully re-completed, fracked and tested in the Marcellus Shale at a depth of 1,368 to 1,389 feet. Although the frac was modest and highly focused due to the current regulatory maximum of 80,000 gallons of water that can be used for fraccing, the well has responded very well. The well was shut in for several days prior to testing. The shut-in pressure exceeded 900 psi which is well above engineering estimates for this depth and is a very positive indicator for the Marcellus in this area. Even though frac water is still being recovered, the well flowed at a rate of 144 mcf per day at a stabilized flowing tubing pressure of 140 lbs. during a 4 hour test on a 16/64ths choke. Adjusting for the effect of the frac water recovery, the calculated open flow rate for this flowing tubing pressure and choke size is 220 mcf per day.

Well data also indicates at least two viable shale zones uphole from the Marcellus as well as good potential in the Onondaga, a limestone just below the Marcellus. These additional zones will be the subject of additional testing and possible development as the Company expands its development program. Operations have begun for the re-completion of the Ludwig #1. The Ludwig #1 is in the southern portion of the Company’s Java Field and will be the second well to be tested in the field.

“The optimization of completion and frac techniques in the Marcellus Shale on the northern flank of the play is a process that will require a certain level of trial and error. Given that the Residorf Unit #1 is the first well to be completed and fracked in the Marcellus Shale in our Java Field prospect, we are very encouraged by the results and are anxious to complete the second phase of our initial testing program, the re-completion of the Ludwig #1,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. "The Reisdorf Unit #1 data suggests that there is potential for horizontal development of the Marcellus in this area as well as development of the other prospective zones. However, it is also clear that vertical wells can be successful using less than 80,000 gallons of water once the frac and completion techniques have been optimized."

"The Marcellus Shale in the Ludwig #1 is 600 feet deeper and is thicker than in the Reisdorf Unit #1, and the frac design is different. Expected contrasting data from this second well should provide a strong foundation for planning our future activities in the area. We are anxious to continue to expand and accelerate our development program and we will continue to provide updates as new information warrants,” added Griffin.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6317730&lan=en_US&anchor=www.sec.gov&index=3&md5=3e04634d1fb483d2154572e1dc592d8e.

Contact:

Mesa Energy Holdings, Inc.
Ph: 972-490-9595
IR@mesaenergy.us